Exhibit 10.1

April 15, 2020 Brian J. G. Pereira, MD

Dear Dr. Pereira,

I am pleased to offer you the position of Executive Chairman of Abeona Therapeutics Inc. (the “Company”) effective April 15, 2020 (the “Effective Date”). You shall report directly to the Board of Directors of the Company (“Board”).

1.	Duties.

In the position as Executive Chairman, you shall perform such duties, functions and responsibilities as are commensurate with such position, as reasonably and lawfully directed by the Board and pursuant to which all officers and other employees of the Company shall report directly or indirectly to you. You shall be appointed to the Board as a Class III director, effective immediately, with a term expiring at the Company’s 2022 Annual Meeting of Stockholders. You shall, if later requested by the Board, also serve as a member of the Board of any corporation, organization, association, partnership, sole proprietorship, or other type of entity, directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company for no additional compensation.

2.	Time Obligation.

As Executive Chairman you shall devote an amount of your business time and attention sufficient to successfully carry out your duties as Executive Chairman, shall faithfully serve the Company, use your best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, that conflicts with the foregoing obligation. However, nothing herein shall preclude you from continuing in your role as CEO of Visterra, Inc. and performing all duties and obligations in connection therewith, engaging in charitable or community affairs and managing your personal, financial, and legal affairs, so long as such activities do not materially interfere or conflict with your carrying out your duties and responsibilities under this offer letter. Notwithstanding the foregoing, you will be permitted to act or serve as a director or member of the boards of those companies on which you currently serve as previously disclosed to the Board and such other private or public companies with the express written consent of the Board which consent shall not be unreasonably withheld.

3.	Compensation.

(a) For your services described in this offer letter, you will receive an annual retainer of $375,000 USD, payable in accordance with the regular payroll practices of the Company (“Retainer”). You will additionally be entitled to an annual bonus opportunity, which is generally expected to track the bonus opportunity provided to the Company’s CEO, with a target range equal to 50% of your annual retainer and prorated for any partial year of service. Any such bonus will be contingent upon your satisfaction of objective and/or subjective performance goals as established in the sole discretion of the Board (or a designated committee of the Board). To be eligible to receive the bonus, you must remain affiliated with the Company on the date of payment.

(b) As of the Effective Date, you will be granted 930,000 options to purchase common stock of the Company under the Company’s Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the common stock on the date of grant. Such options will vest over a four-year period in accordance with the Plan and the Company’s standard vesting schedule and are subject to the terms and conditions of the Plan and the Company’s standard form of option agreement under the Plan.

(c) While you are Executive Chairman, on an annual basis (commencing in 2021) you will be eligible for annual stock option grants. The amount of such grants shall be in the sole discretion of the Board, but it is anticipated that such grants will be approximately equal to 75% of the stock options granted to the Chief Executive Officer. Any such grants will have an exercise price per share equal to the fair market value of the common stock on the date of grant and will be subject to the terms and conditions of the Plan (or a successor plan) and an applicable option agreement thereunder (including vesting terms and conditions to be established by the Board or a designated committee thereof at the time of grant).

(d) If, following any termination of your employment as CEO of Visterra, Inc., you become a full-time employee of the Company, you shall be entitled to participate in the Company’s employee benefit plans in accordance with their terms and eligibility conditions.

4.	Termination.

The Company may terminate its relationship with you for any reason, and you may voluntarily terminate your relationship with the Company hereunder for any reason, in each case at any time upon written notice to the other party (the date on which your relationship terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of our relationship, you (or your beneficiary or estate, as applicable, in the event of your death) will be entitled to (i) payment of any retainer earned but unpaid through the Termination Date, (ii) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, (iii) any unreimbursed expenses in accordance with the Company’s business expense reimbursement policies (collectively, the “Accrued Amounts”) and (iv) if your relationship is terminated by the Company without cause (and other than by reason of your death or disability), you shall be paid as severance an amount equal to the retainer, payable on the Company’s normal payroll schedule over the 1-year period following such termination (the “Severance”).

The foregoing payments and benefits upon termination of your relationship shall constitute the exclusive payments and benefits due to you upon a termination of your relationship. The Severance will be subject to your execution of a general release of claims in favor of the Company and its affiliates in a form acceptable to the Company within 60 days following your termination by the Company without cause and your continued compliance with post-relationship obligations similar to those of the current Chief Executive Officer as in effect as of the date hereof, including without limitation, non-competition and non-solicitation covenants.

Upon your termination of your relationship with the Company for any reason, you will be deemed to have resigned, as of the Termination Date, from all positions you then hold with the Company and its affiliates, including your position as a member of the Board. Upon termination of your relationship, you agree to submit your resignation as a Director of the Company (and from any other positions you hold with the Company and its affiliates) to the Board in writing.

Following the termination of your relationship with the Company for any reason, you will reasonably cooperate with the Company upon reasonable request of the CEO or the Board and be reasonably available to the Company (taking into account your other business endeavors) with respect to matters arising out of your services to the Company and its subsidiaries, including, in connection with any legal proceeding, providing testimony and affidavits; provided, that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation.

5.	Restrictive Covenants.

This offer is subject to the Company’s policies contained in the Employee Handbook, the Policy on Insider Trading, Whistle Blower Policy, Code of Ethics, and the terms of any Employee Confidentiality Non-competition and Proprietary Information Agreement between you and the Company, the terms of which are incorporated by reference. You will also be subject to non-competition and non-solicitation provisions consistent with those of the Chief Executive Officer as in effect on the date hereof (it being understood that your continued employment as the CEO of Visterra, Inc. shall not itself be deemed to violate such provisions).

6.	Conditions of Appointment.

This offer of employment is contingent on your continued employment eligibility in accordance with the US immigration and Naturalization requirements, if appropriate.

7.	At-Will Appointment.

Your appointment with the Company will be at-will. This means that you will have the right to terminate your relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its relationship with you at any time for any reason.

8.	Miscellaneous.

You shall be entitled to enter into any indemnification agreement generally offered to the Company’s other directors and/or executive officers.

All amounts paid to you during or following your relationship with the Company shall be subject to withholding and other employment taxes imposed by applicable law, and the Company shall withhold from any payments under this offer letter all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall be solely responsible for the payment of all taxes imposed on you relating to the payment or provision of any amounts or benefits hereunder.

This offer letter may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

This offer letter shall be construed and enforced in accordance with, and the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Any notices required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, if to the Company, to its chief legal officer at the address above, and if to you at the most recent address in the Company’s records.

Please acknowledge your acceptance of this offer by returning a signed copy of this offer letter. If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. Please also send to us any employment agreement, confidentiality agreement on non-competition agreement or any similar agreement that may bear on your ability to assume the position of Executive Chairman of the Company. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects.

Formalities aside, we are very excited about having you join our team. Your skills and experiences are a great match with our goals, and I anticipate you being a critical part of the Company’s success.

*            *            *            *            *

[Signature Page Follows]

Very truly yours,

/s/ Steven H. Rouhandeh
Steven H. Rouhandeh,
Executive Chairman
Abeona Therapeutics Inc.

ACCEPTED AND AGREED:

Signature:	Date: April 15, 2020

/s/ Brian Pereira
Brian Pereira

[Signature Page to Pereira Offer Letter]